Exhibit 4.2

GAMMACAN INTERNATIONAL INC.

The 2007 Global Share Option Plan

This plan, as amended from time to time, shall be known as the GammaCan International Inc. 2007 Global Share Option Plan (herein, the "Plan").

1.	PURPOSE OF THE PLAN

The Plan is intended to enable the Company and its Subsidiaries (as these terms are defined below) to recruit and retain highly qualified employees, directors, consultants and service providers, to provide them with an incentive for productivity and with an opportunity to share in the development and financial success of the Company by granting them opportunities to purchase shares in the Company.

2.	DEFINITIONS

For the purpose of interpreting the Plan and related documents (including the Option Agreement and its appendixes), the following terms shall have the following meaning:

2.1	"Board" means the Board of Directors of the Company.

2.2

"Cause" means (i) conviction of the Optionee in any felony involving moral turpitude or affecting the Company or its Subsidiaries; (ii) any refusal of the Optionee to carry out a reasonable directive of the Company's Chief Executive Officer, the Bosrd or the Optionee's direct supervisor, which is within the scope of Optionee's duties or obligations towards the Company or any of its Subsidiarises; (iii) embezzlement of funds of the Company or its Subsidiaries by the Optionee; (iv) any breach by the Optionee's of his or hers fiduciary duties and/or employment agreement and/or duties of care of the Company or its Subsidiaries; including without limitation unauthorized disclosure of confidential information of the Company or its Subsidiaries; (v) any conduct (other than conduct in good faith) reasonably determined by the Board to be materially detrimental to the Company or its Subsidiaries; all unless otherwise determined in the Option Agreement, or (vi) any other behavior defined as "Cause", "Justifiable Cause" or the like in the respective Optionee's employment, consulting or service agreement with the Company or its Subsidiaries, as applicable.

2.3	"Chairman" means the Chairman of the Committee.

2.4	"Code" means the United States Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

2.5

"Committee" means a share option compensation committee or subcommittee of the Board, designated from time to time by the resolution of the Board, which shall consist of no less than two members of the Board.

2.6	"Company" means GammaCan International Inc., a Delaware Corporation.

2.7	"Date of Grant " means the date of grant of an Option, as determined by the Board or the Committee and set forth in the Option Agreement.

2.8	"Employee" means a person who is employed by the Company or any of its Subsidiaries.
2.9	"Exercised Shares" means the Shares that were purchased following the exercise of an Option.
2.10	"Expiration Date" means the date upon which an Option shall expire, as set forth in Section 8.2 of the Plan.
2.11	"Fair Market Value" means as of any date, the value of a Share determined as follows:
(i)

If the Shares are listed on any established stock exchange or a national market system, including without limitation the Tel Aviv Stock Exchange, the NASDAQ National Market System or the NASDAQ SmallCap Market, the Fair Market Value shall be the last reported sale price for such Shares (or the highest closing bid, if no sales were reported), as quoted on such exchange or system for the last market trading day prior to time of determination.

(ii)

If the Shares are regularly quoted by one or more recognized securities dealers, but selling prices are not reported, the Fair Market Value shall be the mean between the highest bid and lowest asked prices for the Shares on the last market trading day prior to the day of determination; or

(iii)	In the absence of an established market for the Shares, the Fair Market Value thereof shall be determined in good faith by the Board, in accordance with applicable laws.
2.12	"Incorporation Documents" means the Company's Certificate of Incorporation and By-Laws, as shall be amended from time to time.

2.13

"M&A Transaction" means (a) any acquisition, merger or consolidation which results in the voting securities of the Company outstanding immediately prior thereto representing immediately thereafter (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity) less than 50% of the combined voting power of the voting securities of the Company or such surviving or acquiring entity outstanding immediately after such merger or consolidation, (b) any sale of all or substantially all of the shares or assets of the Company.

2.14	"Option" means an option to purchase one or more Shares pursuant to the Plan.

2.15	"Optionee" means a person who was granted or holds an Option under the Plan.

2.16	"Option Agreement" means the share option agreement between the Company and an Optionee which sets out the terms and conditions of an Option.

2.17	"Plan" means the Company's 2007 Global Share Option Plan, as amended from time to time.

2.18

"Purchase Price" means the exercise price to be paid for each Share subject to an Option in order to exercise the Option, to be paid by the Optionee to the Company upon the exercise of an Option into Share.

2.19	"Service Provider" means a director, consultant or advisor of the Company or of any of its Subsidiaries, or any other person who was granted an Option pursuant to the Plan, who is not an Employee.

2.20	"Share" means a share of Common Stock of the Company.

2.21	"Subsidiary" means the Company's Israeli subsidiary, GammaCan Ltd..

2.22	"Successor Company" means any entity into which the Company is merged to or by which the Company is acquired in an M&A Transaction.

2.23	"Underlying Shares" means the Shares purchasable upon the exercise of an Option.

2.24	"Vested Option" means any Option, which has already been vested according to its Vesting Dates.

2.25

"Vesting Dates" means, as determined by the Board or the Committee, the dates as of which the Optionee shall be entitled to exercise Options or part of the Options as set forth in Section 9 of the Plan.

3.	ADMINISTRATION OF THE PLAN
3.1

The Board shall have the power to administer the Plan. The Board shall have full power and authority: (i) to designate Optionees; (ii) to determine the terms and provisions of respective Option Agreements (which need not be identical) including, but not limited to, the number of Options to be granted to each Optionee, the number of Shares to be covered by each Option, provisions concerning the time or times when and the extent to which the Options may be exercised and the nature and duration of restrictions as to transferability or restrictions constituting substantial risk of forfeiture; (iii) to accelerate the right of an Optionee to exercise, in whole or in part, any previously granted Option; (iv) to interpret the provisions and supervise the administration of the Plan; (v) to determine the Fair Market Value of the Shares covered by each Option; (vi) to designate the type of Options to be granted to an Optionee; (vii) to alter any restrictions and conditions of any Options or Shares subject to any Options; (viii) prescribe, amend and rescind rules and regulations relating to the Plan and/or any appendixes to be approved by the Company; (ix) to determine any other matter which is necessary or desirable for, or incidental to, the administration of the Plan, including without limitation to adjust the terms of the Plan or any Option Agreement or to adopt and approve any specific appendix to the Plan so as to reflect (a) changes in applicable laws and (b) the laws of other jurisdictions in which the Company wishes to grant Options.

3.2

Subject to the Company's Incorporation Documents, and to the extent permitted under applicable law, the Board may delegate its powers under the Plan, or any part thereof, to the Committee, in which case, any reference to the Board in the Plan with respect to the rights so delegated shall be construed as reference to the Committee. Notwithstanding the foregoing, the Board shall automatically have residual authority (i) if no Committee shall be constituted, (ii) with respect to rights not delegated by the Board to the Committee, or (iii) if such Committee shall cease to operate for any reason whatsoever.

3.3

The Committee, if appointed, shall select one of its members as its Chairman and shall hold its meetings at such times and places as the Chairman shall determine. The Committee shall keep records of its meetings and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

3.4

Subject to the Company's Incorporation Documents, and to the extent permitted by applicable law, the Board may delegate to one or more executive officers of the Company the power issue the Exercised Shares.

3.5

The Board shall have the authority to grant, in its discretion, to the holder of an outstanding Option, in exchange for the surrender and cancellation of such Option, a new Option having a purchase price equal to, lower than or higher than the Purchase Price of the original Option so surrendered and canceled, and containing such other terms and conditions as the Board may prescribe in accordance with the provisions of the Plan.

3.6	The interpretation and construction by the Board of any provision of the Plan or of any Option Agreement thereunder shall be final and conclusive unless otherwise determined by the Board.
3.7

Subject to the Company's Incorporation Documents and the Company's decision, and to all approvals legally required, each member of the Board or the Committee shall be indemnified and held harmless by the Company against any cost or expense (including counsel fees) reasonably incurred by him, or any liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the Plan unless arising out of such member's own fraud or bad faith, to the extent permitted by applicable law. Such indemnification shall not derogate from to any rights of indemnification the member may have as a director or otherwise under the Company's Incorporation Documents, any agreement, any vote of shareholders or disinterested directors, insurance policy or otherwise.

3.8

Subject to the Company's Incorporation Documents, all decisions and selections made by the Board or the Committee pursuant to the provisions of the Plan shall be made by a majority of its members except that no member of the Board or the Committee shall vote on, or be considered for quorum purposes, with respect to any proposed action of the Board or the Committee relating to any Option to be granted to that member. Any decision reduced to writing shall be executed in accordance with the provisions of the Company's Incorporation Documents, as the same may be in effect from time to time. All decisions, interpretations and other actions of the Board shall be final and binding on all Offerees, all Optionees, and all persons deriving their rights from an Offeree or Optionee.

3.9

Without limiting the foregoing, no member of the Board or the Committee shall have any liability for any failure of an Option to comply with, or to qualify for exemption from, Section 409A of the Code.

4.	DESIGNATION OF PARTICIPANTS

The persons eligible for participation in the Plan shall include Employees and/or Service Providers. The grant of an Option hereunder shall neither entitle the Optionee to participate nor disqualify him or her from participating in, any other grant of Options pursuant to the Plan or any other option or share plan of the Company or any of its Subsidiaries.

5.	SHARES RESERVED FOR THE PLAN
5.1

The Company has reserved 5,000,000 (five million) authorized but un-issued Shares for the purposes of the Plan and for the purpose of the Company's other share option plans when applicable, subject to adjustment as set forth in Section 7 below. The number of Shares reserved under the Plan may be increased only by the Board. Any Shares which remain unissued and which are not subject to outstanding Options at the termination of the Plan shall cease to be reserved for the purpose of the Plan, but until termination of the Plan the Company shall at all times reserve a sufficient number of Shares to meet the requirements of the Plan. Should any Option, for any reason, expire or be canceled prior to its exercise or relinquishment in full, the Underlying Shares subject to such Option may be reserved to another Option under the Plan or under future plans.

5.2

The grant of each Option granted pursuant to the Plan shall be made by a written Option Agreement between the Company and the Optionee to be signed by both parties, in such form as the Board shall approve from time to time. Each Option Agreement shall state, inter alia, the number of Shares to which the Option relates, the type of Option granted thereunder, the Vesting Dates, the Purchase Price per Share and the Expiration Date.

6.	PURCHASE PRICE
6.1	The Purchase Price of each Share subject to an Option shall be determined by the Board in its sole and absolute discretion, in accordance with applicable law. Each Option Agreement will contain the Purchase Price determined for each Optionee.

6.2

The Purchase Price shall be payable upon the exercise of the Option, in a manner satisfactory to the Committee, including without limitation, by cash or check. The Committee shall have the authority to postpone the date of payment on such terms as it may determine.

7.	ADJUSTMENTS

Upon the occurrence of any of the following described events, the Optionee's rights to purchase Shares under the Plan shall be adjusted as hereinafter provided, unless otherwise determined in the Option Agreement:

7.1

In the event of an M&A Transaction, the unexercised Options then outstanding under the Plan shall be assumed or substituted for an option to purchase an appropriate number of shares of each class of shares or other securities of the Successor Company (or a parent or subsidiary of the Successor Company) that were distributed to the holders of Ordinary Shares of the Company in connection and with respect to the M&A Transaction. In the case of such assumption and/or substitution of Options, and subject to the determination of the Board, in its sole discretion, which determination shall be final, appropriate adjustments shall be made to the Purchase Price in order to reflect such action, and all other terms and conditions of the Option Agreements shall remain unchanged, including but not limited to the vesting schedule. The Company shall notify the Optionee of the M&A Transaction in such form and method as it deems applicable at least ten (10) days prior to the effective date of such M&A Transaction.

7.2

Notwithstanding the above and subject to all applicable law, the Board shall have the power and authority to determine that with respect to certain Optionees and/or certain Option Agreements, the Vesting Dates of outstanding Options shall be accelerated so that any unvested Option or any portion thereof shall be immediately vested as of the date which is ten (10) days prior to the effective date of the M&A Transaction or as otherwise determined by the Board. For avoidance of doubt, and unless otherwise specified in an Option Agreement and/or determined by the Board, no acceleration shall be made if upon an M&A Transaction the Successor Company (or parent or subsidiary of the Successor Company) does not agree to assume or substitute the Options.

7.3

For the purposes of Section 7.1 above, an Option shall be considered assumed or substituted if, following the M&A Transaction, the assumed Option shall confer the right, subject to such Option's original vesting schedule, to purchase or receive for each Underlying Share immediately prior to the M&A Transaction, the consideration (whether shares, options, cash, or other securities or property) received in the M&A Transaction by the holders of Ordinary Shares of the Company for each Share held on the effective date of the M&A Transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the M&A Transaction is not solely consisted of Ordinary Shares (or their equivalent) of the Successor Company or its parent or subsidiary, the Board may, with the consent of the Successor Company, provide for the consideration to be received upon the exercise of the Option to be solely consisted of Ordinary Shares (or their equivalent) of the Successor Company or its parent or subsidiary, equal in Fair Market Value to the per Share consideration received in the M&A Transaction by the holders of Ordinary Shares; and provided further that the Board may determine, in its sole discretion, that in lieu of such assumption or substitution of Options for options of the Successor Company or its parent or subsidiary, such Options will be substituted for any other type of asset or property including cash which is fair under the circumstances.

7.4	Unless determined otherwise by the Board, all unexercised Options and all unvested Options shall expire and terminate upon the closing of the M&A Transaction.

7.5

If the Company is voluntarily liquidated or dissolved while unexercised Options remain outstanding under the Plan, the Company shall immediately notify all unexercised Option holders of such liquidation, and the Option holders shall then have fifteen (15) days to exercise any unexercised Vested Options held by them at that time, in accordance with the exercise procedure set forth herein. Upon the expiration of such fifteen-day period, all remaining outstanding Options will immediately expire.

7.6

If all outstanding Shares shall at any time be changed or exchanged by declaration of a share dividend (bonus shares), share split or reverse share split, combination or exchange of shares, recapitalization, or any other like event by or of the Company, and as often as the same shall occur, then the number, class and kind of the Shares subject to the Plan or subject to any Options theretofore granted and their Purchase Prices, shall be appropriately, proportionately and equitably adjusted without changing the aggregate Purchase Price as to which such options remain exercisable; provided, however, that no adjustment shall be made by reason of the distribution of subscription rights (rights offering) on outstanding Shares. Upon the occurrence of any of the foregoing, the class and aggregate number of Shares issuable pursuant to the Plan (as set forth in Section 5 hereof), with respect to which Options have not yet been exercised, shall be appropriately adjusted. No fractional shares will be issued under the Plan on account of any such adjustments.

7.7

The Optionee acknowledges that in addition to all other limitations set forth herein, the Optionee's rights to sell the Exercised Shares may be subject to certain limitations (including a lock-up period), as will be requested by the Company or its underwriters, and the Optionee unconditionally agrees and accepts any such limitations.

8.	TERM AND EXERCISE OF OPTIONS
8.1

Options shall be exercised by the Optionee by giving written notice to the Company or to any third party designated by the Company (the "Representative"), in such form and method set forth in the Option Agreement or as may be otherwise determined by the

Company, which exercise shall be effective upon receipt of such notice by the Company and/or the Representative and the payment of the exercise price for the number of Shares with respect to which the option is being exercised, at the Company's or the Representative's principal office. The notice shall specify the number of Shares with respect to which the Option is being exercised.

8.2

Options, to the extent not previously exercised, shall terminate upon the earlier of: (i) the date set forth in the Option Agreement; (ii) the expiration of ten (10) years from the Date of Grant; or (iii) as set forth in Section 8.4, subject to the expiration of any extended period in any of the events set forth in Section 8.5 below.

8.3

The Options may be exercised by the Optionee in whole at any time or in part from time to time, prior to the Expiration Date, to the extent that the Options have become vested and exercisable, and provided that, subject to the provisions of Section 8.5 below, the Optionee remains an Employee or a Service Provider of the Company, or any of its Subsidiaries, at all times during the period beginning with the granting of the Option and ending upon the date of exercise. A transfer of Optionee from the employ of the Company to any of its Subsidiaries, or vice versa, shall not be considered as a termination of employment for the purpose of this Agreement.

8.4

Subject to the provisions of Section 8.5 below, in the event of a termination of Optionee's employment or service, all Options granted to such Optionee shall expire on the termination date of such employment or service. For the avoidance of doubt, in the case of such termination of employment or services, the unvested portion of the Optionee's Option shall not vest and shall not become exercisable.

8.5

Notwithstanding anything to the contrary hereinabove and unless otherwise determined in the Optionee's Option Agreement, an Option may be exercised during an additional period of time after the date of termination of Optionee's employment or service with the Company or any of its Subsidiaries, but only with respect to the number of Vested Options at the time of such termination according to the Vesting Dates, if:

8.5.1	the termination is without Cause, in which event the Vested Options still in force and unexpired may be exercised within a period of ninety (90) days after the date of such termination; or

8.5.2

the termination is the result of death or disability of the Optionee, in which event the Vested Options still in force and unexpired may be exercised within a period of twelve (12) months after such date of termination; or

8.5.3

prior to the date of such termination, the Board or the Committee shall extend the term of all or part of the vested Options beyond the date of such termination for a period not to exceed the period during which the Options would otherwise have been exercisable by their terms.

For avoidance of any doubt, if the termination of employment or service is for Cause, any outstanding unexercised Option (whether vested or non-vested) will immediately expire and terminate, and the Optionee shall not have any right in respect of such outstanding Options even if they are vested by that time.

8.6

To avoid doubt, until an Optionee is registered as holder of the Exercised Shares in the Company's shareholders register following the exercise of the Option in accordance with the provisions of the Plan, he/she shall not have any of the rights or privileges of the shareholders of the Company with respect to the Underlying Shares, nor shall he/she be deemed to be a creditor of the Company for the purpose of all applicable law.

8.7	Any form of Option Agreement authorized by the Plan may contain such other provisions, not inconsistent with the Plan, as the Board may, from time to time, deem advisable.

9.	VESTING OF OPTIONS
9.1	Subject to the provisions of the Plan, Options shall vest at the Vesting Dates set forth in the Option Agreement. However, no Option shall be exercised after the Expiration Date.

9.2	An Option may be subject to such other terms and conditions, not inconsistent with the Plan, as the Board or the Committee may deem appropriate. The vesting provisions of individual Options may vary.

10.	PURCHASE FOR INVESTMENT

The Company's obligation to issue or allocate the Exercised Shares upon the exercise of an Option granted under the Plan is expressly conditioned upon compliance with or exemption from all applicable laws (including the regulations of any stock exchange on which the Company's securities may then be listed), including without limitation : (a) the Company's completion of any registration or other qualifications of such Shares under all applicable laws, rules and regulations or (b) representations and undertakings by the Optionee (or his legal representative, heir or legatee, in the event of the Optionee's death) to assure that the sale of the Exercised Shares complies with any registration exemption requirements which the Company in its sole discretion shall deem necessary or advisable.

11.	DIVIDENDS

The Optionee shall be entitled to receive dividends with respect to the Exercised Shares held by the Optionee or by a trustee, as the case may be, subject to the provisions of the Company's Incorporation Documents and subject to any applicable taxation on distribution of dividends.

12.	RESTRICTIONS ON ASSIGNABILITY AND SALE OF OPTIONS

No Option or any right with respect thereto, purchasable hereunder, whether fully paid or not, shall be assignable, transferable, or given as collateral, nor may any right with respect thereto be assigned or transferred to any third party whatsoever, other than by a will or by the laws of descent and distribution or as specifically otherwise allowed under the Plan, and during the lifetime of the Optionee, each and all of such Optionee's rights to purchase Shares hereunder shall be exercisable only by the Optionee. Any action made in contradiction to the aforementioned, shall be null and void.

13.	EFFECTIVE DATE AND DURATION OF THE PLAN

The Plan shall be effective as of February 23, 2007 (the "Effective Date") and shall terminate upon the expiration of ten (10) years from the Effective Date (the "Termination Date"). No option may be granted under the Plan after the Termination Date.

Notwithstanding the foregoing, in the event that approval of the Plan by the shareholders of the Company is required under applicable law, in connection with the application of certain tax treatment or pursuant to applicable stock exchange rules or regulations or otherwise, such approval shall be obtained within the time required under the applicable law.

14.	AMENDMENTS OR TERMINATION

The Board may at any time, subject to the provisions of any applicable law, amend, alter, suspend or terminate the Plan, provided, however, that no amendment, alteration, suspension or termination of the Plan shall adversely affect the rights of any Optionee who was granted Options pursuant to the Plan prior to such amendment, unless mutually agreed in writing by the Optionee and the Company. Earlier termination of the Plan prior to the Termination Date shall not affect the Board's ability to exercise the powers granted to it hereunder with respect to Options granted under the Plan prior to the date of such earlier termination. Notwithstanding the foregoing or any other provision of the Plan to the contrary, the Board may, in its sole and absolute discretion and without the consent of any Optionee, amend any Option, to take effect retroactively or otherwise, as it deems necessary or advisable for the purpose of conforming such Option to any present or future law, regulation or rule applicable to the Plan, including, but not limited to, Section 409A of the Code.

15.	GOVERNMENT REGULATIONS

The Plan, the grant and exercise of Options hereunder and the obligation of the Company to sell and deliver the Underlying Shares shall be subject to all applicable laws, rules, regulations, approvals and consents whether of the United States, the State of Israel, or any other state having jurisdiction over the Company, any Subsidiary or the Optionee, and to such approvals by any governmental agency or national securities exchanges as may be required. Nothing herein shall be deemed to require the Company to register the Shares under the securities law of any jurisdiction.

16.	CONTINUANCE OF EMPLOYMENT

Neither the Plan nor any Option Agreement shall impose any obligation on the Company or a Subsidiary to continue the employment or service of any Optionee, and nothing in the Plan or in any Option granted pursuant hereto shall confer upon any Optionee any right to continue in the employment or service of the Company or a Subsidiary thereof or restrict the right of the Company or a Subsidiary thereof to terminate such employment or service at any time.

17.	GOVERNING LAW AND JURISDICTION

Except as may be set forth in any Appendix (as defined below) hereto, the Plan shall be governed by and construed and enforced in accordance with the laws of the State of Delaware as applicable to contracts made and to be performed therein, without giving effect to the principles of conflict of laws, and the competent courts of Delaware shall have sole and absolute jurisdiction in any matters pertaining to the Plan.

18.	TAX CONSEQUENCES

Any tax consequences to any Optionee arising from the grant or exercise of any Option, the payment for Underlying Shares or from any other event or act (of the Company and/or its Subsidiaries, or the Optionee) hereunder shall be borne solely by the Optionee. The Company and/or its Subsidiaries shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Optionee shall agree to indemnify the Company and/or its Subsidiaries and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Optionee.

The Company shall not be required to release any Share certificate to an Optionee until all required payments have been fully made.

19.	NON-EXCLUSIVITY OF THE PLAN

The adoption of the Plan by the Board shall not be construed as amending, modifying or rescinding any previously approved incentive arrangements or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of Options otherwise then under the Plan, and such arrangements may be either applicable generally or only in specific cases.

20.	MULTIPLE AGREEMENTS

The terms of each Option may differ from other Options granted under the Plan at the same time, or at any other time. The Board may also grant more than one Option to a given Optionee during the term of the Plan, either in addition to, or in substitution for, one or more Options previously granted to that Optionee.

21.	RULES PARTICULAR TO SPECIFIC COUNTRIES

Notwithstanding anything herein to the contrary, the terms and conditions of the Plan may be adjusted with respect to a particular country by means of an addendum to the Plan in the form of an appendix (the "Appendix"), and to the extent that the terms and conditions set forth in the Appendix conflict with any provisions of the Plan, the provisions of the Appendix shall govern. Terms and conditions set forth in the Appendix shall apply only to Options issued to Optionees under the jurisdiction of the specific country subject to the Appendix and shall not apply to Options issued to any other Optionee. The adoption of any such Appendix shall be subject to the approval of the Board, and if required the approval of the shareholders of the Company.

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